Exhibit 5.2

May 11, 2012

Diageo plc,

Lakeside Drive,

Park Royal,

London, NW10 7HQ,

England.

Diageo Capital plc,

Edinburgh Park,

5 Lochside Way,

Edinburgh EH12 9DT

Scotland.

Diageo Investment Corporation,

801 Main Avenue,

Norwalk, Connecticut 06851,

United States.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (1) $1,000,000,000 aggregate principal amount of 1.500% Notes due 2017 (the “2017 Notes”) of Diageo Capital plc, a public limited company incorporated under the laws of Scotland (“Diageo Capital”), fully and unconditionally guaranteed as to payment of principal and interest by the guarantees (the “2017 Guarantees”) of Diageo plc (the

“Guarantor”), and issued pursuant to the Indenture, dated as of August 3, 1998 (the “Diageo Capital Indenture”), between Diageo Capital and the Guarantor, on the one hand, and The Bank of New York Mellon, as Trustee (the “Trustee”), on the other hand, (2) $1,000,000,000 aggregate principal amount of 2.875% Notes due 2022 (the “2022 Notes”) of Diageo Investment Corporation, a Delaware corporation (“Diageo Investment”), and $500,000,000 aggregate principal amount of 4.250% Notes due 2042 (the “2042 Notes”, and, together with the 2017 Notes and the 2022 Notes, the “Securities”) of Diageo Investment, each fully and unconditionally guaranteed as to payment of principal and interest by the guarantees (together with the 2017 Guarantees, the “Guarantees”) of the Guarantor and issued pursuant to the Indenture, dated as of June 1, 1999 (the “Diageo Investment Indenture,” and each of the Diageo Capital Indenture and the Diageo Investment Indenture an “Indenture”), between Diageo Investment and the Guarantor, on the one hand, and the Trustee, on the other hand, and (3) the related Guarantees of the Securities of the Guarantor, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, (1) assuming the 2017 Notes have been duly authorized, executed, issued and delivered by Diageo Capital insofar as the laws of Scotland are concerned, the 2017 Notes constitute valid and legally binding obligations of Diageo Capital, (2) the 2022 Notes and the 2042 Notes constitute valid and legally binding obligations of Diageo Investment and

(3) assuming the Guarantees have been duly authorized, executed and delivered by the Guarantor insofar as the laws of England and Wales are concerned, the Guarantees constitute valid and legally binding obligations of the Guarantor, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  For purposes of our opinion, we have, with your approval, assumed that (1) Diageo Capital has been duly incorporated and is an existing company under the laws of Scotland, (2) the Guarantor has been duly incorporated and is an existing company under the laws of England and Wales, (3) the Diageo Capital Indenture has been duly authorized, executed and delivered by Diageo Capital insofar as the laws of Scotland are concerned and by the Guarantor insofar as the laws of England and Wales are concerned and (4) the Diageo Investment Indenture has been duly authorized, executed and delivered by the Guarantor insofar as the laws of England and Wales are concerned.  With respect to all matters of Scottish law, we note that you are being provided with the opinion, dated the date hereof, of Morton Fraser, Scottish counsel to Diageo Capital.  With respect to all matters of English law, we note that you are being provided with the opinion, dated the date hereof, of Slaughter and May, English counsel to Diageo Capital and the Guarantor.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding Diageo Capital, Diageo Investment, the Guarantor or the Securities, the Guarantees or their offering and sale.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of Diageo Capital, Diageo Investment and the Guarantor and other sources believed by us to be responsible, and we have assumed that each Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and the Guarantees under cover of Form 6-K and to the references to us under the heading “Validity of Securities” in the prospectus dated February 8, 2012, as supplemented by the prospectus supplement dated May 8, 2012.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ SULLIVAN & CROMWELL LLP